Exhibit 99.1

The LGL Group, Inc. to Host an Investor Conference Call on Wednesday, January 6, 2010 at 1:00 p.m. EST
to Discuss Current Business Activities

ORLANDO, Fla., Dec. 24 /PRNewswire-FirstCall/ -- The LGL Group, Inc. (NYSE Amex: LGL) (the "Company") today announced that management will hold an investor conference call on January 6, 2010 at 1:00 p.m. EST.  Participants can access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.

Management plans to discuss the Company's current business activities and strategy, as well as update investors on recent strategic discussions.  "This call is intended to assist our shareholders to better understand the direction LGL is taking almost one year after the financial crisis began," said Greg Anderson, the Company's Chief Executive Officer.  "The last 12 months have been challenging, but the Company has made several steps in executing the value-enhancing initiatives previously announced, including seeking joint venture opportunities."

"In the course of these activities, we recently received expressions of interest to acquire the Company," said Mr. Anderson.  "These expressions of interest have come from unrelated parties with whom we have been discussing strategic alliances.  Although no purchase offer has been made to date, we welcome these inquiries as they help to validate our business plan," he said.  "Since there has been no purchase offer, we continue to focus our attention on the goal of restoring the Company to profitability."

Mr. Anderson continued, "We see opportunities to grow our business by expanding into new geographic regions and into additional timing and frequency markets, including military personnel protection and homeland security.  We are also continuing to reduce costs and expect to see further improvement in the coming quarters.  The benefits of these initiatives are just now being realized as shown by the increased demand for our products, especially from the MISA (military, instrumentation, space and avionics) segment, which has resulted in two consecutive quarters of strong bookings."

"We are continuing to drive forward the changes for improved operational efficiency and increased shareholder value that were announced earlier this year," added Hans Wunderl, the Company's Chief Operating Officer. "We experienced significant transition costs with our resizing during the second and third quarters and are confident that the impact of these changes will improve our margins going forward.  Our management team is focused on continuing to channel our resources to support our core customer base and growth market opportunities."

Continuing a process that started with the acquisition of PTI and the sale of non-performing, non-strategic operations, the Company is building on its core strengths in the precision-engineered timing markets.  In February 2009, the Company announced that it was undergoing a restructuring program to enhance operating flexibility and improve margins.  "Our team accelerated its plans for permanent cost reductions at our U.S. facilities, either through process reengineering, the allocation of production to our operations in India, or through enhanced outsourcing and joint ventures," Mr. Anderson noted.

As part of the restructuring, we expect that several Company Board members will step down to reduce corporate costs and will be available as advisors.  "We thank our professional staff and Board for their support and commitment during this transition," said Mr. Anderson.

"The Company will consider any valid offer it receives that serves to maximize value for all of our shareholders," said Jerry Healy, member of the Board of Directors and former CEO, "but is confident in the ability of management, to remain focused on its mandate to improve operating efficiencies and to grow the business in a profitable manner."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact Greg Anderson at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in the Company's filings with the Securities and Exchange Commission.

Contacts:	Greg Anderson, The LGL Group, Inc.:	(407) 298-2000
Email: ganderson@lglgroup.com